Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Meredith Payette
+1 312-517-5725	+1 312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2019 Financial Results

Increases 2019 Adjusted EBITDA Guidance to $90 Million to $105 Million

Key Highlights for Q1 2019

•	Consolidated revenue of $200 million—at the high end of our preliminary estimated range of $197 million to $200 million provided on April 15, 2019

•	Net loss of $16.8 million—39% year-over-year improvement

•	Adjusted EBITDA(1) of $38 million—as compared with $11.9 million in Q1 2018

•	Net Cash Used in Operating Activities of $(6.2) million; Unlevered Free Cash Flow of $11.1 million (1)

•

Subsequent to the end of the first quarter, Gogo completed its previously announced offerings of $925 million aggregate principal amount of 9.875% senior secured notes due 2024 and commenced a tender offer for the outstanding 3.75% senior convertible notes due 2020

CHICAGO – May 9, 2019 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended March 31, 2019.

First Quarter 2019 Consolidated Financial Results

•	Consolidated revenue of $200 million:

•

Service revenue of $165 million increased nearly 10% from Q1 2018, primarily due to positive business fundamentals across both Commercial Aviation and Business Aviation, and includes $6.8 million in product development-related revenue from one of our airline partners.

•	Service revenue grew despite the cumulative effect of the de-installations of American Airlines ATG aircraft, which totaled 527 de-installations at the end of the first quarter of 2019.

•

Equipment revenue of $34.5 million declined from $81.1 million in Q1 2018, primarily due to a $45 million equipment revenue benefit in Q1 2018 related to one airline partner’s transition to the airline-directed model.

•	Net loss of $16.8 million improved 39% year-over-year.

•	Adjusted EBITDA(1) increased to $38 million, an increase of nearly 220% over Q1 2018.

•

Cash, cash equivalents and short-term investments were $189 million as of March 31, 2019 as compared with $223 million at December 31, 2018, which reflects $46 million in interest payments made by the Company during the first quarter.

“Our focus on operational execution, improving business fundamentals and cost control within our CA business led to a strong start in 2019,” said Oakleigh Thorne, Gogo’s President and CEO. “Based on our excellent first quarter financial performance, we are raising our 2019 Adjusted EBITDA guidance to a range of $90 million to $105 million, representing over 35% year-over-year growth at the mid-point of Adjusted EBITDA.”

“We expect that Gogo will improve its Free Cash Flow by at least $100 million in 2019,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Following the successful refinancing of our entire balance sheet and based on our current plans and projected cash flow trajectory, we do not anticipate requiring additional capital except as needed to refinance our debt maturing in 2022 and 2024.”

First Quarter 2019 Business Segment Financial Results

Business Aviation (BA)

•	Total revenue increased to $70.5 million, up 2% from Q1 2018.

•	Service revenue increased to $53.2 million, up 12% from Q1 2018, driven primarily by an 11% increase in ATG units online.

•

Equipment revenue decreased to $17.3 million, down 18% from Q1 2018, largely attributable to timing delays in the aftermarket channel due to the FAA-mandated December 31, 2019 deadline for installation of ADS-B safety systems.

•	Segment profit increased to $33.5 million, up 4% from the prior-year period, with segment profit margin of 47.5% versus 47% in the prior-year period.

Commercial Aviation - North America (CA-NA)

•	Total revenue decreased to $96.1 million from the prior-year period due to the decline in equipment revenue discussed below.

•

Service revenue increased to $92 million up 4% from the prior-year period, primarily due to $6.8 million of product development-related revenue from one of our airline partners and increased usage from other airlines, partially offset by the de-installations described above.

•	Equipment revenue decreased to $4 million as compared with $55 million for the prior-year period, due to the transition of one airline partner to the airline-directed model in Q1 2018.

•

Segment profit increased to $23.5 million from $1.7 million in Q1 2018, reflecting stronger CA-NA service revenue, including $6.8 million of product development-related revenue from one of our airline partners, and $4 million in delayed timing of operating expenses.

•	Take rates increased to 13.9% in Q1 2019, up from 10.5% in the prior-year period.

•	Net annualized ARPA increased to $115,000 excluding the positive impact of $6.8 million of product development-related revenue discussed above.

•

Aircraft online decreased to 2,412 from 2,840 at March 31, 2018 due to the de-installations, which are expected to be completed at the end of June 2019. Under Gogo’s agreements with other airlines, nearly all of our mainline ATG aircraft will be upgraded to Gogo’s 2Ku satellite solution.

Commercial Aviation - Rest of World (CA-ROW)

•	Total revenue increased to $33 million, up 72% from $19.2 million in Q1 2018.

•	Service revenue increased to $19.8 million, up 39% from Q1 2018, driven by an increase in aircraft online.

•

Equipment revenue increased to $13.2 million, up from $4.9 million in the prior-year period, due to an increase in net aircraft installations in the first quarter of 2019 as compared with the prior-year period.

•	Segment loss of $19.1 million improved 15% compared with Q1 2018, due primarily to improved satcom network utilization.

•	Take rates increased to 13.6% in Q1 2019, up from 12.2% in the prior-year period.

•

Net annualized ARPA of $136,000 in Q1 2019 declined from $159,000 in the prior-year period, reflecting dilution from the significant growth in new aircraft fleets online, which typically generate initially lower net annualized ARPA.

•	Aircraft online increased to 641, up 55% from 414 on March 31, 2018.

Recent Developments

•	2Ku aircraft online reached more than 1,100 as of March 31, 2019, an increase of 100 aircraft in Q1 2019. Gogo had a 2Ku backlog of approximately 900 aircraft as of March 31, 2019.(2)

•

As of May 1, 2019, Gogo had experienced no incidents of de-icing related 2Ku system degradation on aircraft fitted with Gogo’s recent de-icing modifications. Gogo estimates that aircraft with Gogo de-icing modifications have now flown over 22,000 de-iced flights, based on Federal Aviation Administration (FAA) data listing airports under de-icing conditions.

•	Gogo’s 2Ku availability in the first quarter of 2019 was 97% up from 88% in the prior year period.

•	Alaska Airlines launched Gogo 2Ku connectivity and Gogo Vision wireless IFE on an A321neo aircraft featuring the airline’s redesigned cabin interior.

Business Outlook

The Company updates its 2019 financial guidance as follows:

•	Total consolidated revenue of $800 million to $850 million (no change from prior guidance)

•

CA-NA revenue of $355 million to $380 million (no change from prior guidance), with approximately 5% from equipment revenue (changed from prior guidance of 10%) due to the impact of one airline that has transitioned from the airline-directed model to the turnkey business model and another airline that is expected to do so during 2019.

•	CA-ROW revenue of $135 million to $150 million, with approximately 30% from equipment revenue (no change from prior guidance for either measure).

•	BA revenue of $310 million to $320 million (no change from prior guidance).

Note that CA equipment revenue is affected by the number of installations completed under the airline-directed business model in the period.

•	Adjusted EBITDA(1) of $90 million to $105 million (increased from prior guidance of $75 million to $95 million).

•	Free Cash Flow improvement of at least $100 million versus 2018 (changed from prior guidance of an improvement of approximately $100 million).

•	Increase of 400 to 475 in 2Ku aircraft online (no change from prior guidance).

(1)	See “Non-GAAP Financial Measures” below.
(2)

Please refer to the definition of “backlog” in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission on February 21, 2019, under the heading “Contracts with Airline Partners” in Item 1.

Conference Call

The Company will host its first quarter conference call on May 9, 2019 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 9529728.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow, in the supplemental tables below. Management uses Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow or Unlevered Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, (iv) use Free Cash Flow or Unlevered Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA and Free Cash Flow for fiscal 2019 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2019	2018
Revenue:
Service revenue	$165,012	$150,678
Equipment revenue	34,537	81,147

Total revenue	199,549	231,825

Operating expenses:
Cost of service revenue (exclusive of items shown below)	68,121	74,947
Cost of equipment revenue (exclusive of items shown below)	29,731	52,293
Engineering, design and development	24,728	29,777
Sales and marketing	12,318	15,901
General and administrative	22,454	25,159
Depreciation and amortization	30,749	35,919

Total operating expenses	188,101	233,996

Operating income (loss)	11,448	(2,171)

Other (income) expense:
Interest income	(1,149)	(1,076)
Interest expense	32,554	30,554
Other income	(3,365)	(505)

Total other expense	28,040	28,973

Loss before income taxes	(16,592)	(31,144)
Income tax provision (benefit)	207	(3,725)

Net loss	$(16,799)	$(27,419)

Net loss attributable to common stock per share—basic and diluted	$(0.21)	$(0.34)

Weighted average number of shares—basic and diluted	80,446	79,696

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$188,690	$184,155
Short-term investments	—	39,323

Total cash, cash equivalents and short-term investments	188,690	223,478
Accounts receivable, net of allowances of $583 and $500, respectively	123,791	134,308
Inventories	147,354	193,045
Prepaid expenses and other current assets	32,140	34,695

Total current assets	491,975	585,526

Non-current assets:
Property and equipment, net	565,485	511,867
Goodwill and intangible assets, net	82,888	83,491
Operating lease right-of-use assets	70,129	—
Other non-current assets	86,333	84,212

Total non-current assets	804,835	679,570

Total assets	$1,296,810	$1,265,096

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$27,861	$23,860
Accrued liabilities	183,067	213,111
Deferred revenue	37,602	38,571
Deferred airborne lease incentives	22,726	24,145

Total current liabilities	271,256	299,687

Non-current liabilities:
Long-term debt	1,030,359	1,024,893
Deferred airborne lease incentives	131,743	129,086
Non-current operating lease liabilities	99,870	—
Other non-current liabilities	47,556	80,191

Total non-current liabilities	1,309,528	1,234,170

Total liabilities	1,580,784	1,533,857

Commitments and contingencies (Note 12)	—	—
Stockholders’ deficit
Common stock, par value $0.0001 per share; 500,000,000 shares authorized at March 31, 2019 and December 31, 2018; 87,878,770 and 87,678,812 shares issued at March 31, 2019 and December 31, 2018, respectively; and 87,797,614 and 87,560,694 shares outstanding at March 31, 2019 and December 31, 2018, respectively	9	9
Additional paid-in-capital	967,727	963,458
Accumulated other comprehensive loss	(3,144)	(3,554)
Accumulated deficit	(1,248,566)	(1,228,674)

Total stockholders’ deficit	(283,974)	(268,761)

Total liabilities and stockholders’ deficit	$1,296,810	$1,265,096

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months
	Ended March 31,
	2019	2018
Operating activities:
Net loss	$(16,799)	$(27,419)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	30,749	35,919
Loss on asset disposals, abandonments and write-downs	1,241	1,687
Gain on transition to airline-directed model	—	(19,302)
Deferred income taxes	44	(3,863)
Stock-based compensation expense	4,327	4,386
Amortization of deferred financing costs	1,249	1,035
Accretion and amortization of debt discount and premium	4,774	4,539
Changes in operating assets and liabilities:
Accounts receivable	10,635	(14,046)
Inventories	(1,118)	(12,304)
Prepaid expenses and other current assets	3,015	(1,863)
Contract assets	(6,175)	2,578
Accounts payable	2,843	11,755
Accrued liabilities	(19,381)	(7,229)
Deferred airborne lease incentives	(3,923)	(1,834)
Deferred revenue	2,257	5,440
Accrued interest	(19,514)	(24,955)
Warranty reserves	(588)	442
Other non-current assets and liabilities	208	(1,171)

Net cash used in operating activities	(6,156)	(46,205)

Investing activities:
Purchases of property and equipment	(23,154)	(56,886)
Acquisition of intangible assets—capitalized software	(4,557)	(5,772)
Purchases of short-term investments	—	(39,323)
Redemptions of short-term investments	39,323	69,482
Other, net	95	—

Net cash provided by (used in) investing activities	11,707	(32,499)

Financing activities:
Payment of debt issuance costs	(557)	—
Payments on financing leases	(125)	(618)
Stock-based compensation activity	(58)	(70)

Net cash used in financing activities	(740)	(688)

Effect of exchange rate changes on cash	(276)	75
Increase (decrease) in cash, cash equivalents and restricted cash	4,535	(79,317)
Cash, cash equivalents and restricted cash at beginning of period	191,116	203,729

Cash, cash equivalents and restricted cash at end of period	$195,651	$124,412

Cash, cash equivalents and restricted cash at end of period	$195,651	$124,412
Less: current restricted cash	1,535	738
Less: non-current restricted cash	5,426	6,635

Cash and cash equivalents at end of period	$188,690	$117,039

Supplemental Cash Flow Information:
Cash paid for interest	$46,163	$49,911

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America
	For the Three Months Ended March 31,
	2019	2018
Aircraft online (at period end)	2,412	2,840
Satellite	718	486
ATG	1,694	2,354
Total aircraft equivalents (average during the period)	2,519	2,912
Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$126	$103

Commercial Aviation Rest of World
	For the Three Months Ended March 31,
	2019	2018
Aircraft online (at period end)	641	414
Total aircraft equivalents (average during the period)	550	339
Net annualized ARPA (in thousands)	$136	$159

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW. All aircraft online for the CA-ROW segment are equipped with our satellite equipment. The decline in CA-NA’s aircraft online is due to the deinstallation of our equipment from certain American Airlines aircraft during 2018 and the three month period ended March 31, 2019.

•

Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month-end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online. The decline in CA-NA’s aircraft equivalents is due to the deinstallation of our equipment from certain American Airlines aircraft during 2018 and the three month period ended March 31, 2019.

•

Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional expenses which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand.

Business Aviation
	For the Three Months Ended March 31,
	2019	2018
Aircraft online (at period end)
Satellite	5,135	5,288
ATG	5,348	4,803
Average monthly service revenue per aircraft online
Satellite	$237	$251
ATG	3,071	3,037
Units Sold
Satellite	130	104
ATG	187	250
Average equipment revenue per unit sold (in thousands)
Satellite	$40	$41
ATG	61	62

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss) (1)

(in thousands, unaudited)

	For the Three Months Ended March 31, 2019
	CA-NA	CA-ROW	BA
Service revenue	$92,027	$19,772	$53,213
Equipment revenue	4,042	13,159	17,336

Total revenue	$96,069	$32,931	$70,549

Segment profit (loss)	$23,542	$(19,149)	$33,498

	For the Three Months Ended March 31, 2018
	CA-NA	CA-ROW	BA
Service revenue	$88,783	$14,245	$47,650
Equipment revenue (2)	55,038	4,924	21,185

Total revenue	$143,821	$19,169	$68,835

Segment profit (loss)	$1,656	$(22,605)	$32,323

(1)

Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash items (including amortization of deferred airborne lease incentives, stock-based compensation expense, amortization of STC costs and the accounting impact of the transition to the airline-directed model) and other income (expense).

(2)

CA-NA equipment revenue for the three month period ended March 31, 2018 includes the accounting impact of the transition of one of our airline partners to the airline-directed model. See Note 1, “Basis of Presentation,” in our March 31, 2019 10-Q for additional information.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue (1)

(in thousands, unaudited)

	For the Three Months		% Change
	Ended March 31,		2019 over 2018
	2019	2018
CA-NA	$36,425	$46,553	(21.8%)
BA	13,052	11,114	17.4%
CA-ROW	18,644	17,280	7.9%

Total	$68,121	$74,947	(9.1%)

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue (1)

(in thousands, unaudited)

	For the Three Months		% Change
	Ended March 31,		2019 over 2018
	2019	2018
CA-NA	$1,591	$35,486	(95.5%)
BA	11,398	12,456	(8.5%)
CA-ROW	16,742	4,351	284.8%

Total	$29,731	$52,293	(43.1%)

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months
	Ended March 31,
	2019	2018
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(16,799)	$(27,419)
Interest expense	32,554	30,554
Interest income	(1,149)	(1,076)
Income tax provision (benefit)	207	(3,725)
Depreciation and amortization	30,749	35,919

EBITDA	45,562	34,253
Stock-based compensation expense	4,327	4,386
Amortization of deferred airborne lease incentives	(8,953)	(7,630)
Amortization of STC costs	320	172
Transition to airline-directed model	—	(19,302)
Proceeds from litigation settlement	(3,215)	—

Adjusted EBITDA	$38,041	$11,879

Free Cash Flow:
Net cash used in operating activities (GAAP) (1)	$(6,156)	$(46,205)
Consolidated capital expenditures (1)	(27,711)	(62,658)

Free cash flow	(33,867)	(108,863)
Cash paid for interest (1)	46,163	49,911
Interest income (2)	(1,149)	(1,076)

Unlevered free cash flow	$11,147	$(60,028)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	See unaudited condensed consolidated statements of operations.

Definition of Non-GAAP Measures:

EBITDA represents net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs (iv) the accounting impact of the transition to the airline-directed model and (v) proceeds from litigation settlement. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 15, “Business Segments and Major Customers,” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements.

We believe it is useful for an understanding of our operating performance to exclude the accounting impact of the transition by one of our airline partners to the airline-directed model from Adjusted EBITDA because of the non-recurring nature of this activity.

We believe the exclusion of litigation proceeds from Adjusted EBITDA is appropriate as this is non-recurring in nature and represents an infrequent financial benefit to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by (used in) operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe Free Cash Flow provides meaningful information regarding the Company’s liquidity.

Unlevered Free Cash Flow represents Free Cash Flow adjusted for cash interest payments and interest income. We believe that Unlevered Free Cash Flow provides an additional view of the Company’s liquidity, excluding the impact of our capital structure.